TRAVELERS SERIES FUND INC.
                         Strategic Total Return Bond
				10f-3 REPORT
                    November 1, 2004 through April 30, 2005


	   Trade
Issuer      Date    Dealer       Shares    Price  Amount % of issue(1)


MGM Mirage 8/11/04 Bank of America 25,000  100.00  25,000  10.95%(A)









(1) Represents purchases by all affiliated mutual funds and dis accounts; may not exceed 25% of the principal amount of the offering

A-Includes purchases of $54,759,000 by other affiliated mutual funds and discretionary accounts.